Alston&Bird LLP
The Atlantic Building
950 F Street, NW
Washington, DC 20004-1404

202-756-3300
Fax:202-756-3333
www.alston.com

David J. Baum	Direct Dial: 202-756-3346	E-mail: david.baum@alston.com

June 22, 2009

Cook & Bynum Funds Trust
2204 Lakeshore Drive, Suite 218
Birmingham, AL  35209

We have acted as counsel to Cook & Bynum Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of the Trust’s Registration Statement on Form N-1A (the “Registration Statement”), registering an indefinite number of units of beneficial interest, $.01 par value (“Shares”), in The Cook & Bynum Fund, the sole series of the Trust (the “Fund”), under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  In connection with rendering that opinion, we have examined the Registration Statement, the Declaration of Trust and any amendments thereto, the Certificate of Trust of the Trust, the Trust’s Bylaws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the the laws of the State of Delaware. We express no opinion with respect to any other laws.

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June 22, 2009

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust.
2.
When issued and paid for upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act and all other laws relating to the sale of securities, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

This opinion is rendered for use by the Trust in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

ALSTON & BIRD LLP

By: /s/ David J. Baum
A Partner